Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 12, 2014 relating to the financial statements and financial highlights which appear in the October 31, 2014 Annual Reports to Shareholders of John Hancock Classic Value Fund and John Hancock U.S. Global Leaders Growth Fund, each a series of John Hancock Capital Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 25, 2015